Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
EMS Technologies, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 2-76455, 33-50528, 333-20843, 333-32425,
333-35842, 333-86973 and 333-74770) and Form S-3 (Nos. 333-131042 and 333-131719) of EMS Technologies, Inc. of our reports dated March 16, 2007, with respect to the consolidated balance sheets of EMS Technologies, Inc. and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report of Form 10-K of EMS Technologies, Inc. The Company changed its method of accounting for share-based payment in 2006.
KPMG LLP
Atlanta, Georgia
March 16, 2007